Exhibit 107.1

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Sify Technologies Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(4)		Fee Rate	Amount of Registration Fee

Other	Subscription Rights to purchase Equity Shares	Other(5)(6)	—	—		—		—	—	(6)

Equity	Equity Shares, par value $0.12 per share	Other(5)	250,000,000	$0.12	(3)	$30,000,000	(4)	0.00014760	$4,428	(4)(5)

Total Offering Amounts						$30,000,000	(4)		$4,428
Total Fee Offsets									—
Net Fee Due									$4,428

(1)	All equity shares will be represented by American Depositary Shares, or ADSs, with each ADS representing one equity share. ADSs issuable upon deposit of the equity shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (Reg. No. 333-10982).
(2)	Includes equity shares underlying rights to subscribe for equity shares and rights to subscribe for ADSs. Assumes 100% of the rights offering is subscribed.
(3)	Based on the expected subscription price of Rs. 10, using an exchange rate of Rs.82.8959 per US$1.00 as of March 15, 2024.
(4)	Based on the subscription price, in accordance with Rule 457(g) under the Securities Act of 1933, as amended, or the Securities Act. Represents the maximum amount of gross proceeds from the issuance of our equity shares pursuant to exercise of the subscription rights. Using an exchange rate of Rs.82.8959 per US$1.00 as of March 15, 2024.
(5)	Calculated pursuant to Rule 457(g) and Rule 457(o) of the Securities Act, as amended, based on the proposed maximum aggregate offering price.
(6)	The subscription rights are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.